 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-262608

PROSPECTUS SUPPLEMENT NO. 3
(to prospectus dated April 12, 2024)

Up to 16,812,767 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 60,713,885 Shares of Common Stock
Up to 1,600,045 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 12, 2024 (the “Prospectus”), related to the issuance by System1, Inc., a Delaware Corporation (“System1”, “we,” us,” “our” and similar terms) of up to an aggregate of up to 16,812,767 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”) that are issuable upon the exercise of 16,812,767 warrants (the “Public Warrants” or “Warrants”).
The Prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus (collectively, the “Selling Securityholders”) of (a) up to 60,713,885 shares of Class A Common Stock consisting of (i) up to 46,379,230 shares of Class A Common Stock held directly by the Selling Securityholders and (ii) up to 14,373,693 shares of Class A Common Stock issuable to unitholders of S1 Holdco, LLC upon the redemption of their S1 Holdco Class B Units (as defined in the Prospectus), and (b) up to 1,600,045 Public Warrants beneficially owned by certain directors, officers and affiliates of the Company.

This prospectus supplement updates and supplements the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on June 7, 2024 (collectively, the “Information”). Accordingly, we have attached the Information to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A Common Stock and the Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “SST” and “SST.WS,” respectively. On June 7, 2024, the closing price of our Class A Common Stock was $1.42 and the closing price for our Public Warrants was $0.06.

See “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before investing in our Class A Common Stock or Warrants

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 7, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 4, 2024

System1, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39331	92-3978051
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4235 Redwood Avenue Marina Del Rey, California		90066
(Address of principal executive offices)		(Zip Code)

(310) 924-6037
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SST	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A Common Stock share at an exercise price of $11.50 per share	SST.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01    Changes in Registrant’s Certifying Accountant.

On June 4, 2024, the Audit Committee of the Board of Directors (the “Board”) of System1, Inc. (the “Company”) approved management’s recommendation to appoint Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2024, and to dismiss PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm, effective immediately.

The report of PwC on the Company’s financial statements as of December 31, 2023 and for the year ended December 31, 2023 and the period from January 27, 2022 to December 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles. The report of PwC on the S1 Holdco, LLC’s (the Company’s predecessor entity) financial statements for the period from January 1, 2022 through January 26, 2022 (“Predecessor period”), did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that it contained an explanatory paragraph expressing substantial doubt about the ability of the Company to continue as a going concern.

During the fiscal years ended December 31, 2022 and December 31, 2023, and the subsequent interim period through June 4, 2024, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the Company’s financial statements for such period.

During the fiscal years ended December 31, 2022 and December 31, 2023, and the subsequent interim period through June 4, 2024, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), other than the material weaknesses in the Company’s internal control over financial reporting identified by management. In the fiscal year ended December 31, 2022, these material weaknesses resulted in the restatement of the Company's condensed consolidated financial statements for the Predecessor period and each of the quarterly periods in the year ended December 31, 2022.

The material weaknesses identified were as follows:

•The Company did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, the Company lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.
•The Company did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.
•The Company did not design and maintain effective controls to timely analyze and record the financial statement effects from complex, non-routine transactions, including acquisitions, dispositions, and post-combination compensation arrangements. Specifically, the Company did not design and maintain effective controls over the application of US GAAP to such transactions, and, as it relates to acquisitions, did not design and maintain effective controls over (i) the review of the inputs and assumptions used in the measurement of assets acquired and liabilities assumed, including discounted cash flow analysis to value acquired intangible assets at an appropriate level of precision, (ii) the tax impacts of acquisitions to the financial statements, and (iii) conforming of US GAAP and accounting policies of acquired entities to that of the Company. In addition, the Company did not design and maintain effective controls relating to the oversight and ongoing recording of the financial statement results of the acquired businesses.
•The Company did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over (i) the preparation and review of business performance reviews, account reconciliations journal entries, and identification of asset groups and (ii) maintaining appropriate segregation of duties. Additionally, the Company did not design and maintain controls over the classification and presentation of accounts and disclosures in the consolidated financial statements, including the statement of cash flows.
•The Company did not design and maintain effective controls over accounting for accrued liabilities, stock-based compensation and equity transactions, including accounting for non-controlling interest.
•The Company did not design and maintain effective controls over the accuracy and valuation of goodwill, including the allocation of goodwill to reporting units and the identification and measurement of goodwill impairment.
•The Company did not design and maintain effective controls over the accounting for complex financial instruments, including the impact of these instruments on earnings per share.
•The Company did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, the Company did not design and maintain:
i.program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately;
ii.user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel;
iii.computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and
iv.testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The Company has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements made by the Company set forth above and, if not, the respects in which it does not agree. A copy of PwC’s letter, dated June 7, 2024, is filed as Exhibit 16.1 to this Current Report.

During the fiscal years ended December 31, 2022, and December 31, 2023, and the subsequent interim period through June 4, 2024, neither the Company nor anyone on its behalf has consulted with D&T regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, where either a written report or oral advice was provided to the Company that D&T concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or (iii) any “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K).

Item 8.01    Other Information

As a result of the change in the Company’s independent registered public accounting firm as described in Item 4.01 above, at the Company’s Annual Meeting of Stockholders to be held on June 11, 2024 (the “2024 Annual Meeting”), the Company intends to withdraw Proposal 2 from the meeting agenda. Proposal 2 requests that the stockholders of the Company ratify the appointment of PwC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024. The Company does not intend to submit any other proposal for ratification with respect to the appointment of auditors at the 2024 Annual Meeting. In conjunction with the Annual Meeting of Stockholders to be held in 2025, the Company intends to ask stockholders to ratify the appointment of D&T as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2025.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter of PricewaterhouseCoopers LLP dated June 7, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

System1, Inc.

Date: June 7, 2024	By:	/s/ Tridivesh D. Kidambi
	Name:	Tridivesh D. Kidambi
	Title:	Chief Financial Officer